Exhibit 10.2

LANCASTER COLONY CORPORATION

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of [                    ] (the “Effective Date”), by and between Lancaster Colony Corporation, an Ohio corporation (together with its subsidiaries, the “Company”), and [                    ] (the “Executive”).

RECITALS

WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as hereinafter defined) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for certain executives, applicable in the event of a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company; and

WHEREAS, the Compensation Committee of the Board has authorized the Company to enter into this Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree to enter into this Agreement as follows:

1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Affiliate” means any entity controlled by, controlling or under common control with, a person or entity.

“Annual Pay” means the sum of (a) an amount equal to the annual base salary rate payable to the Executive by the Company at the time of termination of his or her employment plus (b) an amount equal to the targeted bonus established for the Executive for the Company’s fiscal year in which the Executive’s termination of employment occurs, but in either case, without giving effect to any reduction therein occurring after a Change in Control.

“Board” means the board of directors of the Company.

“Cause” means the Executive’s (a) willful and intentional material breach of this Agreement, (b) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive’s duties, which has caused material injury (monetary or otherwise) to the Company, (c) material breach of the Company’s Code of Ethics, or (d) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board, the Chairman of the Board or the Lead Independent Director provides to the Executive (i) written notice clearly and fully describing the particular acts or omissions which the Board, the Chairman of the Board or the Lead Independent Director reasonably believes in good faith constitutes “Cause” and (ii) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board, the Chairman of the Board or the Lead Independent Director to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as “willful” or “intentional” if the Executive reasonably believed such acts or omissions were in the best interests of the Company.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(a) any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than the Company, a wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, or any person, group or entity controlled by or under common control with John B. Gerlach Jr., becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b);

(c) the Company consummates a merger or consolidation with any other corporation, and as a result of which (i) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (ii), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity); or

(d) the shareholders of the Company approve and the Company consummates a sale, transfer or other disposition of all or substantially all of the assets of the Company, and immediately after such sale, transfer or disposition, the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company’s area of business, including without limitation trade secrets, methods or practices developed by the Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of “Confidential Information.”

“Good Reason” means any of the following events occurring, without the Executive’s prior written consent specifically referring to this Agreement, within 12 months after a Change in Control:

(a) (i) any material reduction in the amount of the Executive’s Annual Pay, (ii) any material reduction in the amount of Executive’s other incentive compensation opportunities, or (iii) any significant reduction in the aggregate value of the Executive’s benefits as in effect from time to time unless such reduction under this clause (iii) is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its Affiliates;

(b) any material adverse change in the nature or status of the Executive’s title, duties or responsibilities (including reporting responsibilities);

(c) relocation of the Executive’s principal place of employment to a location that is more than 50 miles from the Executive’s place of employment immediately prior to the Change in Control; or

(d) failure by the Company to obtain the assumption agreement referred to in Section 7 of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.

In order for a termination by the Executive to constitute a termination for Good Reason, (i) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 60th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of the notice and (iii) the Executive must actually terminate employment both (x) on or before the 12th month anniversary of the Change in Control; and (y) within 30 days after the expiration of such cure period.

“Termination Pay” means a payment required to be made by the Company to the Executive pursuant to Section 2(a) (ii) or Section 2(b) hereof.

2. Benefits.

(a) Involuntary or Constructive Termination. In the event that the Executive’s employment with the Company or its successor is terminated on or within 12 months following a Change in Control (x) by the Company or its successor without Cause or (y) by the Executive for Good Reason, the Executive shall be entitled to the following payments and other benefits (subject to reduction by the Company, in its sole discretion, in accordance with Section 3):

(i) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s accrued and unpaid base salary and accrued and unused vacation as of his or her date of termination of employment, as required by law, plus (B) his or her accrued and unpaid bonus, if any, for the Company’s prior fiscal year, plus (C) an amount equal to the greater of the following, paid on a pro rata basis for the portion of the year between July 1 and the date of the Executive’s termination of employment: (x) Executive’s target level bonus (based on the number of days employed during the fiscal year prior to such termination), or (y) the actual bonus to which the Executive would be entitled in the year of employment termination, if calculable at the date of termination, plus (D) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by the Executive (in accordance with Company policy). This amount shall be paid within five (5) business days of the date of the Executive’s termination of employment.

(ii) The Company shall pay to the Executive a cash payment in an amount equal to three times the Executive’s Annual Pay. This amount shall be paid by the Company within fifteen days after the date of termination, subject to Section 2(d) hereof.

(iii) The Company shall pay to the Executive a cash lump payment in an amount equal to the sum of (A) the Executive’s unvested account balance under the Company’s 401(k) plan, if any, and (B) two times the amount of the aggregate matching contributions payable in respect of the Executive’s contributions into the Executive’s 401(k) account for the last completed calendar year (which, for this purpose, shall be annualized if the Executive was not eligible to participate in such 401(k) plan for the entire calendar year). This amount shall be paid within 60 days after the date of the Executive’s termination of employment.

(iv) The Executive and his or her eligible dependents shall be entitled for a period of two years following his or her date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under the Company’s group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after the Executive becomes covered under another employer’s plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay the Executive an amount equal to the cost to the Company of providing such coverage within 60 days after the date of the Executive’s termination of employment. To the extent that Company’s group health or dental benefits are self-insured, then in addition to any other limitation provided here, the period of coverage provided by this Section 2(a)(iv) under the self-insured health or dental plan shall not exceed the period of time during which the Executive would be entitled to receive continuation coverage under a group health plan under section 4980B (COBRA) if the Executive had elected such coverage and paid such premiums. To the extent that the immediately preceding sentence applies, the Company shall pay the Executive an amount equal to the cost of such COBRA coverage for a period equal to the excess of (i) 24 months minus (ii) the number of months of COBRA coverage initially available to the Executive, as determined in good faith by the Company, with such payment to be made within 60 days after the date of the Executive’s termination of employment.

(b) Treatment of Equity Following a Change in Control. All of the Executive’s outstanding equity awards issued under the Company’s 2015 Omnibus Incentive Plan, as amended, or other plan shall be governed by the terms and conditions of the plan and the applicable award agreements issued to the Executive thereunder.

(c) No Duplication; Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its Affiliates. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. The Executive shall not be entitled to any severance or termination payments

(but excluding retirement and similar benefits) under any other plan, program, arrangement or agreement (other than any stock award or stock option agreements) with the Company or any of its Affiliates. Except as set forth in the immediately preceding sentence, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Executive and his or her dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Subject to subparagraph (a)(iii) of the definition of Good Reason, nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its Affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its Affiliates.

(d) Mutual Release. Termination Pay shall be conditioned upon the execution by the Executive and the Company (or its successor) of a valid mutual release in the form attached hereto as Exhibit A, pursuant to which the Executive shall release the Company, to the maximum extent permitted by law, from any and all claims the Executive may have against the Company that relate to or arise out of the employment or termination of employment of the Executive, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a “Release”). The full amount of Termination Pay shall be paid in a lump sum in cash to the Executive within sixty (60) days after the date of the Executive’s termination of employment if and only if the Executive has properly executed, delivered to the Company, and not revoked, a Release, provided that if the period within which the Release could become irrevocable overlaps two calendar years, the Termination Pay shall be paid on the earliest date in the later of such calendar years after which such Release has become irrevocable. In addition, if the Executive shall timely deliver (and shall not have revoked) the Release, the Company shall simultaneously with the payment of Termination Pay execute a release of all claims it may have against the Executive arising out of the Executive’s employment, other than claims arising after the date of entering into such release. Neither the Release nor the Company’s release shall limit any obligation either party may have to the other party that arises after the date of such Release or release, including payments due from the Company to Executive under this Agreement or any other agreement with the Company or Executive’s post-termination restrictive covenants under this Agreement, any employment agreement or any other agreement with the Company.

(e) No Duty to Mitigate Benefits. The Executive shall not be required to mitigate the amount of any benefits to be paid by Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after termination of employment with Company.

3. Excise Taxes.

(a) If the Company’s Consulting Firm (defined below) determines that (i) the termination benefits payable to the Executive pursuant to this Agreement would subject the Executive to an excise tax under Section 4999 of the Code, and (ii) the net amount that the Executive would realize from such benefits on an after-tax basis (after taking into account all federal, state and local income and other taxes payable by the Executive and the amount of any excise tax payable by the Executive under Section 4999 of the Code) would be greater if the benefits payable hereunder were limited, then the benefits payable hereunder shall be limited such that the Executive’s net payment received on an after-tax basis is $1 less than the amount at which the payment would be subjected to the excise tax under Section 4999 of the Code. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal, state, and local taxes. Any reduction in the amount of benefits payable hereunder shall be debited, in order from the amounts payable under Section 2(a)(ii), then 2(a)(iii), then 2(a)(iv) and then under any equity awards that vested or became payable under the Company’s 2015 Omnibus Incentive Plan (or any successor thereto).

(b) All determinations required to be made under this Section 3, including any reductions to Payments required by Section 3(a), and the assumptions to be utilized in arriving at such determinations, shall be made by such certified public accounting firm in the business of performing such calculations as may be designated by the Company prior to the date of the Change in Control and reasonably acceptable to the Executive (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Consulting Firm shall be borne solely by the Company. For purposes of all present value determinations required to be made under this Section 3, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations Section 1-280G, Q&A-32.

4. Certain Covenants by the Executive.

(a) Protection of Confidential Information. The Executive agrees that he or she will not at any time during or following his or her employment by the Company, without the Company’s prior written consent except as may be required for Executive to discharge his employment duties to the Company, divulge any Confidential Information to any other person or entity or use any Confidential Information for his or her own benefit. Upon termination of employment, for any reason whatsoever, regardless of whether either party may be at fault, the Executive will return to the Company all physical Confidential Information in the Executive’s possession.

(b) Nondisclosure of Agreement. The Executive agrees, at all times during his or her employment by the Company, not to disclose or discuss in any manner (whether to individuals inside or outside the Company), the existence or terms of, this Agreement without the prior written consent of the Company, except to the extent required by law.

(c) Nondisparagement. The Executive and the Company agree that, whether or not the Executive remains employed by the Company, neither the Executive nor the Company will make or authorize any public statement, whether orally or in writing, that disparages the other party hereto with respect to such other party’s business interests or practices; provided, that neither party shall be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto.

(d) Extent of Restrictions. The Executive acknowledges that that he has given careful consideration to the restraints imposed by this Section 4 and he fully agrees that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

(e) Effect on Prior Covenants. The provisions of this Section 4 are not intended to override, supersede, reduce, modify or affect in any manner any other agreement between the Executive, the Company or any of its Affiliates, including any confidentiality, nondisclosure, noncompetition, or nondisparagement agreement between the Executive, the Company or any of its Affiliates. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. The Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement.

(f) Acknowledgement. The Executive acknowledges that (i) this Agreement is executed for the protection of trade secrets under Ohio law, and is intended to protect the confidential information and trade secrets of the Company, and (ii) he is an executive or management personnel within the meaning of the applicable state law.

5. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

6. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement is personal to the Executive and may not be assigned by him otherwise than by will or the laws of descent and distribution.

8. Entire Agreement. By executing this Agreement, the Executive agrees that any and all agreements executed between the Company (or any subsidiary of the Company or any predecessor of the Company or any subsidiary of the Company) and the Executive prior to the date hereof regarding benefits resulting from a Change in Control are hereby nullified and cancelled in their entirety, and this Agreement shall substitute for and fully replace any such prior agreements. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive. Notwithstanding the foregoing, nothing in this Agreement adversely modifies or affects the terms of any written or electronic agreement entered into by the Company and the Executive setting forth the terms and provisions applicable to any equity-based incentive award granted to the Executive pursuant to any equity plan sponsored or maintained by the Company.

9. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

10. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

To the Executive:

At the most recent address on the payroll records of the Company.

To the Company:

Lancaster Colony Corporation

37 W. Broad St.

Columbus, Ohio 43215

Attn.: General Counsel (or, if from the General Counsel, the Chief Executive Officer)

Tel.: 614-224-7141

Fax: 614-469-8219

11. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the State of Ohio, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

12. Recoupment. Any and all benefits payable hereunder shall be subject to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other law of similar effect for recovery of incentive-based compensation previously paid, the rules and regulations of the United States Securities and Exchange Commission thereunder, and any clawback, forfeiture, or recoupment policies adopted by the Company thereunder, whether or not such policies are approved before or after the Effective Date.

13. Disputes. If a dispute arises regarding a termination of the Executive’s employment with the Company or the interpretation or enforcement of this Agreement, and the Executive obtains a final judgment in the Executive’s favor by a court of competent jurisdiction or the Executive’s claim is settled by the Company prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by the Executive in contesting or disputing any such termination or seeking to obtain or enforce any right, compensation, or benefit provided for in this Agreement, or in otherwise pursuing the Executive’s claim, shall be paid by the Company to the fullest extent permitted by law.

14. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto.

15. Other Agreements. This Agreement does not supersede or affect in any way, nor is it affected in any way by, any other existing agreement, written or oral, between the Company and the Executive. Further, no future agreement between the Company and the Executive shall supersede or affect this Agreement, nor shall this Agreement affect such future agreement, unless such future agreement specifically so provides by reference to this Agreement as being superseded and is executed by both the Company and the Executive.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

Lancaster Colony Corporation

/s/ John B. Gerlach, Jr.
John B. Gerlach, Jr. Chief Executive Officer

[ ]

EXHIBIT A

GENERAL RELEASE - MUTUAL

This General Release (“Release”) is entered into between Lancaster Colony Corporation (the “Company”) and [                    ] (“Executive”) (collectively, the “Parties”) as follows:

On                     , Executive’s employment with the Company and all affiliates terminated (“Separation Date”). In consideration of the $[        ] severance payment and other benefits required by Section 2 of the Change in Control Agreement, dated as of [                    ] between the Parties, the Parties agree as follows:

1. Release of Claims by Executive. Executive, on Executive’s own behalf, and on behalf of Executive’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of the Company, its predecessors, successors, and assigns (collectively, the “Released Companies”), as well all past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, and any other representative of whatever kind or nature (individually and in their official capacities) of the Released Companies (all released entities and individuals in this Section 1 are collectively referred to as the “Company Released Parties”) from any action, claim, obligation, damages, cost, or expense that Executive has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Executive executes this Release, including but not limited to claims arising directly or indirectly from Executive’s employment with, or separation of employment from, any of the Released Companies.

This Release in Section 1 covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. This specifically includes, without limitation, claims arising under any Ohio anti-discrimination laws or regulations, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Genetic Information Non-Discrimination Act of 2008, as amended; the Family and Medical Leave Act of 1993, as amended; the Occupational Safety and Health Act of 1970, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Fair Credit Reporting Act of 1970, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Employee Polygraph Protection Act of 1988, as amended; the Immigration Reform Control Act of 1986, as amended; the National Labor Relations Act of 1935, as amended; the Railway Labor Act of 1926, as amended; the Sarbanes-Oxley Act of 2002, as amended; and the Dodd-Frank

Wall Street Reform and Consumer Protection Act of 2010, as amended. The above provisions of this Section 1 to the contrary notwithstanding, Executive does not release or waive any claim under this Release (i) which, by law, cannot be released through a Release such as this, such as any challenge by Executive on whether Executive knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law, (ii) for indemnification pursuant to any employment agreement, if any, or otherwise, and for coverage as an insured pursuant to any directors and officers liability that insures Executive immediately prior to the Separation Date, (iii) in his capacity as a stockholder of the Company, (iv) for any accrued and vested benefit under any employee benefit plan in which he is a participant immediately prior to the Separation Date, (v) for enforcement of this Release or (vi) that are based, in whole or in part, on acts or omissions that occur after Executive executes this Release.

Nothing in this Section precludes Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or an applicable state agency, or from filing a charge or complaint with any other governmental agency. Executive, however, expressly waives and releases any right Executive may have to recover any monetary relief or other relief or damages resulting from a charge or any action or suit that may be instituted on Executive’s behalf against the Company Released Parties by the Equal Employment Opportunity Commission, an applicable state agency, or any other governmental agency. Furthermore, Executive expressly waives and releases any right Executive may have to recover any monetary relief or other relief or damages resulting from any class, collective, or representative action that may be filed on Executive’s behalf. This release of Executive’s right to monetary relief covers charges, actions, suits, and class, collective, or representative actions to the extent they seek relief for acts or omissions occurring on or before the moment Executive executes this Release.

2. Third-Party Beneficiaries. Each of the Company Released Parties, and each of the Executive Released Parties (as defined below in Section 5), are expressly intended to be a third-party beneficiary to this Release.

3. Knowing and Voluntary Age Waiver under Federal Law. The general release contained in Section 1 of this Release waives any claims, known or unknown, that Executive has or may have had against the Company Released Parties for any alleged age discrimination under federal law. In accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Executive is specifically advised that Executive has the following rights in connection with whether Executive knowingly and voluntarily agrees to waive any alleged federal age discrimination claim and be bound by this Release:

a. Time to Consider the Release. Executive has twenty-one calendar (21) days in which to consider whether to sign this Release. Executive may take all twenty-one (21) days to consider, or Executive may take less than twenty-one (21) days to consider, if Executive so chooses (“Consideration Period”). The Parties agree that any changes to this Release, whether material or immaterial, do not restart the twenty-one (21) day period.

b. Consultation with Attorney. Executive is specifically advised by this writing to consult an attorney of Executive’s choice. Executive is further advised that one of the purposes of this consultation is to ensure that Executive understands all of the terms of this Release and understands the rights Executive is waiving by signing this Release.

c. Ability to Revoke the Release Even After Signing. If, before the expiration of the twenty-one (21) calendar day period, Executive signs the Release, Executive will have seven (7) calendar days in which to revoke Executive’s signature (the “Revocation Period”). If, after the Revocation Period, Executive has not revoked Executive’s signature, then the Release becomes effective and the Parties are bound by the Release’s terms (the “Effective Date”). If, prior to the expiration of the Revocation Period, Executive decides to revoke Executive’s signature, Executive (either Executive or Executive’s attorneys) must send a registered letter or e-mail to: [Insert Contact Person with Contact Information]. To be effective, this notice of revocation must be received by [Insert Contact Person] before the close of business on the seventh (7th) day after Executive signs this Release. If Executive revokes Executive’s signature, then Executive is not entitled to any of the consideration offered by the Company to Executive in exchange for this Release.

d. Knowing and Voluntary. Executive agrees that by signing this Release, Executive is acknowledging (a) that Executive fully and completely understands and accepts the terms of this Release including without limitation those contained in this Section 3, (b) that Executive is receiving a valuable benefit to which Executive is not already entitled, (c) that this Release is written in plain language and in a manner calculated to be understood by Executive; and (d) that Executive enters into the Release freely, voluntarily, and of Executive’s own accord.

e. No Condition Precedent. Consistent with 29 C.F.R. § 1625.23, nothing in this Release should be interpreted by Executive as imposing any condition precedent, any penalty, or any other limitation adversely affecting Executive’s right to challenge whether Executive knowingly and voluntarily agreed to waive any alleged federal age discrimination claim and be bound by this Release.

4. Warranties by Executive. Executive makes the following representations and warranties, which Executive agrees are material terms of this Release, and Executive acknowledges that the Company would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. Executive represents and warrants that Executive has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Company Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two years prior to the effective date of this Release that was not reported to the Company prior to the Separation Date. Executive also acknowledges and agrees that Executive has been fully and properly paid for all hours worked, has received all leave under the Family and Medical Leave Act of 1993, as amended (FMLA), to which Executive may have been entitled, is not aware of any facts or circumstances constituting a violation of the FMLA, as amended; a violation of the Fair Labor Standards Act of 1938, as amended; or a violation of any Ohio wage and hour law.

b. No Assignment. Executive represents and warrants that Executive has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that Executive, or Executive’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of the Company Released Parties. Employee agrees to indemnify the Company Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against a Released Party.

c. No Breach During Consideration and Revocation Periods. Executive represents and warrants that Executive, during either the Consideration Period or the Revocation Period, has not and will not engage in any conduct that would constitute a breach of this Release (the “Prohibited Conduct”). Executive agrees that if Executive does engage in any Prohibited Conduct, and the Release nevertheless becomes effective, then every instance of Prohibited Conduct shall constitute a breach of this Release upon the Release becoming effective and the Company shall be entitled to liquidated damages in the amount of One Thousand Dollars ($1,000) per instance of Prohibited Conduct. Executive further agrees that, as a result of any Prohibited Conduct, the Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages set forth in this Section represent the damages fairly estimated by the Parties to result from any Prohibited Conduct by Executive and do not constitute a penalty. Furthermore, Executive agrees that the imposition of liquidated damages does not demonstrate or imply that the Company would not suffer irreparable harm due to any Prohibited Conduct and does not render improper the award of injunctive relief. This Section 4(c) does not apply to any challenge by Executive on whether Executive knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law.

5. Release of Claims by the Company. The Company, on behalf of itself and on behalf of the Released Companies, RELEASES, REMISES, AND FOREVER DISCHARGES Executive, and Executive’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind (all released entities and individuals in this Section 5 are collectively referred to as the “Executive Released Parties”) from any action, claim, obligation, damages, cost, or expense that the Released Companies have or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment the Company executes this Release, including but not limited to claims arising directly or indirectly from Executive’s employment with, or separation of employment from, any of the Released Companies.

This Release in Section 5 covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. The above provisions of this Section 5 to the contrary notwithstanding, the Released Companies do not release or waive any claim under this Release (i) which, by law, cannot be released through a Release such as this; (ii) for Executive’s misappropriation of trade secrets, or for the commission by one or more of the Executive Released Parties of any act or omission arising out of or relating to unfair competition against the Released Companies; (iii) for any claim against any of the Executive Released Parties arising out of or relating to the intellectual property of the Company; (iv) for enforcement of this Release; or (v) that are based, in whole or in part, on acts or omissions that occur after the Company executes this Release.

6. Warranties by the Company. The Company makes the following representations and warranties, which the Company agrees are material terms of this Release, and the Company acknowledges that Executive would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. The Company represents and warrants that the Released Companies have no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Executive Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association.

b. No Assignment. The Company represents and warrants that the Released Companies have not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that the Released Companies have or may have had against any of the Executive Released Parties. The Company agrees to indemnify the Executive Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against any of the Executive Released Parties.

7. Confidentiality. To the extent not required to be disclosed by law or applicable regulation by the Company or Executive, the existence of this Release, its terms, and its negotiation shall remain strictly confidential and shall not be disclosed in any manner by Executive to any third party other than Executive’s attorney, tax advisor, or spouse, provided any such person is made aware of and agrees to the terms of this Section. However, this Release may be used as evidence in any proceeding in which one of the Parties alleges a breach of this Release, seeks a declaratory judgment on the obligations contained in this Release, or asserts claims inconsistent with the terms of this Release.

8. No Admission of Liability. The Parties agree that nothing contained in this Release, and no actions undertaken by the Parties with respect to this Release, shall ever be treated as, or claimed or construed to be, an admission by any of the Parties of any fault, wrongdoing, liability, injury, or damages by them.

9. Breach. If any of the Company Released Parties are, in their sole and absolute judgment, compelled to bring a cause of action against Executive to enforce or remedy any breach, attempted breach, or threatened breach of this Release, then Executive agrees to reimburse the affected Company Released Parties for their reasonable attorneys’ fees and other reasonable expenses incurred in connection with the investigation, successful prosecution (whether by court order, verdict, or otherwise), or settlement of such cause of action in addition to any damages or other legal or equitable remedies obtained by the affected Company Released Parties. However, consistent with the requirements of federal law, the affected Company Released Parties shall not be entitled to recover damages, costs, or attorneys’ fees, or impose any other penalty against Executive under this Release, based upon any challenge by Executive of whether Executive knowingly and voluntarily consented to the federal age discrimination waiver in this Release.

10. No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Release by the Company will not operate or be construed as a waiver of the Company’s right to strictly enforce this Release to its fullest extent in the future. Furthermore, the provisions of this Release may not be waived except in a written document signed by both Executive and a duly-authorized officer of the Company with actual authority to execute such a document.

11. Choice of Law and Venue. This Release shall, in all respects, be interpreted and enforced in accordance with the laws of the State of Ohio without regard to the principles of the conflicts of law. Any action or suit for breach, attempted breach, or threatened breach of this Release, or any action for a declaratory judgment on the obligations contained in this Release, shall be brought in the state or federal courts located in Franklin County, Ohio. Executive expressly consents to this exclusive venue and expressly concedes that these courts shall have personal jurisdiction over Executive.

12. Entire Agreement. This Release constitutes the entire agreement between the Parties relating to the subject matter of this Release and supersedes all prior agreements and understandings between the Parties, whether written or oral, except that this Release does not supersede [Insert Any Non-Compete or Other Agreements that Will Remain in Effect].

13. Assignment. The Company shall have the right to assign this Release to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Executive may not assign this Release.

14. Amendment. This Release may not modified or amended in any way except in a writing signed by both Executive and a duly-authorized executive of the Company with actual authority to execute such a document.

15. Severability. If any provision of this Release is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Release will remain in effect and shall be fully enforced.

16. Counterparts. This Release may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a Party’s signature shall constitute an original signature.

BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT EMPLOYEE HAS READ, CAREFULLY CONSIDERED, AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY ALL TERMS CONTAINED IN THIS RELEASE.

THE COMPANY:	EXECUTIVE:

LANCASTER COLONY CORPORATION	[ ]

Signature	Signature

Printed Name	Printed Name

Title	Date

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